UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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STEWART INFORMATION SERVICES CORPORATION

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FOR IMMEDIATE RELEASE

STEWART INFORMATION SERVICES ANNOUNCES VALUE CREATION STRATEGIES

Nominates Two New Independent Directors for 2014 Annual Meeting

Announces Initiative Designed to Generate $25 Million in Annual Run Rate Savings by 2015

Expects to Return $70 Million to Stockholders by End of 2015 through Share Repurchase Program

HOUSTON, TX – February 13, 2014 – Stewart Information Services Corp. (NYSE: STC) (“Stewart”), a leading provider of real estate services, including global residential and commercial title insurance, escrow and settlement services, lender services, underwriting, specialty insurance and other solutions that facilitate successful real estate transactions, today announced value creation strategies, including the nomination of two new independent directors, a cost savings initiative and a share repurchase program.

The cost savings initiative extends Stewart’s ongoing streamlining efforts and is expected to generate annual run rate pre-tax savings of $25 million by year end 2015.

The Stewart Board has also reviewed its capital allocation plans for 2014 and 2015, and expects to return $70 million to stockholders through a share repurchase program. It is currently expected that the share repurchase activity will begin in the second half of 2014, with the majority expected to occur throughout 2015. Under the share repurchase program, Stewart has the ability to purchase shares of its outstanding common stock through open market and in privately negotiated transactions at prices deemed appropriate by management. The timing, form and amount of share repurchases under the program will depend on a variety of factors, including market conditions, share price, the Company’s capital and liquidity position relative to internal and rating agency targets, legal requirements, including approval of release of cash from the regulated underwriter by the Company’s insurance regulators, corporate considerations, and other factors.

Stewart further announced it will begin hosting earnings conference calls commencing with the first quarter earnings call of 2014.

Matthew W. Morris, Chief Executive Officer of Stewart, said, “As evidenced by the increase in our stock price over the last two years, enhancing stockholder value has been a top priority for the Stewart Board. The strategies announced today will drive incremental value by further streamlining our cost profile and returning capital to our stockholders. I look forward to working closely with the Board and management team as we continue to execute our strategies for promoting sustainable growth and enhanced value.”

Stewart also announced today that it has agreed to nominate two new independent directors to the Stewart Board at the Company’s 2014 Annual Meeting: Glenn C. Christenson, managing director of Velstand Investments, LLC, and Arnaud Ajdler, managing partner of Engine Capital LP.

Dr. Edward Douglas Hodo, Chairman of the Stewart Board of Directors, said, “We look forward to welcoming Glenn and Arnaud to our Board at the Annual Meeting. Both of these individuals are highly qualified and will bring to Stewart’s Board extensive financial experience and unique perspectives on our Company and industry.”

“I am honored to be nominated to join the Stewart Board of Directors,” said Mr. Christenson. “I look forward to working collaboratively as a director, and believe that together, we can advance the goal of generating superior returns for all stockholders.”

Mr. Ajdler said, “We invested in Stewart because it is a strong company that presents tremendous opportunities for value creation. Like Glenn, I look forward to working with the Board and management team to unlock the value inherent in this great company.”

In connection with today’s announcements, Stewart has entered into an agreement with Foundation Asset Management and Engine Capital, which collectively own approximately 1,827,714 shares of Stewart common stock, representing approximately 8.5% of the Company’s outstanding shares. Under the agreement, Foundation and Engine have agreed not to solicit proxies in connection with the 2014 Annual Meeting and to vote their shares in support of all of the Board’s director nominees at the Annual Meeting. Foundation and Engine Capital have also agreed to a customary standstill provision. Pursuant to the agreement, Stewart will be establishing a special committee of the Stewart Board following the 2014 Annual Meeting to oversee Stewart’s cost savings initiatives and help determine if additional cost savings are obtainable. The complete agreement between Stewart, Foundation and Engine Capital will be filed in a Form 8-K with the Securities and Exchange Commission.

Dr. Hodo added, “Stewart has a longstanding policy of open communications with stockholders and welcomes constructive input toward achieving our goal of enhancing value. We are pleased to have reached this agreement with Foundation and Engine Capital, and our Board is confident that today’s announcements are in the best interests of the Company and all Stewart stockholders.”

Glenn Christenson

Glenn C. Christenson has been the managing director of Velstand Investments, LLC since 2004. He also serves as chief financial officer, senior vice president, treasurer and assistant secretary at Rancho Station, LLC. He served in various roles at Station Casinos Inc. (now Station Casinos LLC) between 1989 and 2007, including director, chief financial officer, chief administration officer, executive vice president, treasurer, principal accounting officer and assistant secretary. From 1983 to 1989, he served as a partner of Deloitte Haskins & Sells (now Deloitte & Touche), where he served as a partner-in-charge of Audit Services for the Nevada practice and National Audit Partner at the Hospitality Industry. Mr. Christenson has been a director of NPC and SPPC since 2007. He also serves as a director at Sierra Pacific Power Company, Nevada Power Company, and NV Energy, Inc. (alternate name, Sierra Pacific Resources). Previously, he served as a director of First American Financial Corporation and Nevada Community Bank. He was named to the Nevada Society of CPAs Hall of Fame for Business and Industry in 2002 and was designated one of the Most Influential Businessmen in southern Nevada by In Business magazine in 2002. In a poll of investors and analysts conducted by Institutional Investor Magazine, Mr. Christenson was named the top chief financial officer in the gaming and lodging industry from 2006 to 2007. Mr. Christenson is a Certified Public Accountant and holds an undergraduate degree in Business Administration from Wittenberg University and an MBA in Finance from The Ohio State University.

Arnaud Ajdler

Arnaud Ajdler has served as the managing partner of Engine Capital LP, a value-oriented investment firm focused on companies going through changes, since February 2013. Prior to that, Mr. Ajdler was a partner at Crescendo Partners, a value-oriented activist investment firm from 2005 to 2013. Mr. Ajdler is also an adjunct professor at the Columbia Business School where he teaches a course in Value Investing. Mr. Ajdler also serves as the Chairman of the Board of Directors of Destination Maternity, Inc. Mr. Ajdler served as a director of Charming Shoppes, Inc. from 2008 until the company was acquired in June 2012 by Ascena Retail Group Inc., as a director of O’Charley’s Inc. from March 2012 until the Company was acquired in April 2012 by Fidelity National Financial Inc., and as a director of The Topps Company from August 2006 until the company was acquired in October 2007 by Madison Dearborn Partners, LLC and an affiliate of Michael Eisner. Mr. Ajdler received a BS in mechanical engineering from the Free University of Brussels, Belgium, an SM in Aeronautics from the Massachusetts Institute of Technology and an MBA from Harvard Business School.

About Stewart

Stewart Information Services Corp. (NYSE-STC) is a customer-focused, global title insurance and real estate services company offering products and services through our direct operations, network of approved agencies and other companies within the Stewart family. Stewart provides these services to homebuyers and sellers; residential and commercial real estate professionals; mortgage lenders and servicers; title agencies and real estate attorneys; home builders; and United States and foreign governments. Stewart also provides loan origination and servicing support; loan review services; loss mitigation; REO asset management; home and personal insurance services; tax-deferred exchanges; and technology to streamline the real estate process. Offering personalized service, industry expertise and customized solutions for virtually any type of real estate transaction, Stewart is the preferred real estate services provider. More information can be found at http://www.stewart.com/news, subscribe to the Stewart blog at http://blog.stewart.com or follow Stewart on Twitter @stewarttitleco.

FORWARD LOOKING STATEMENTS

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “will,” “foresee” or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the tenuous economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses on the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancings that affect the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our continual focus on aligning our operations to quickly adapt our costs to transaction volumes and market conditions; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Stewart Information Services Corporation (the “Company”), its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”). The Company plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2014 Annual Meeting (the “2014 Proxy Statement”). None of these potential participants owns in excess of 1 percent of the Company’s Common Stock. Certain directors and officers of the Company own substantial amounts of Class B Common Stock. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2014 Proxy Statement and other materials to be filed with the SEC in connection with the 2014 Annual Meeting. This information can also be found in the Company’s definitive proxy statement for its 2013 Annual Meeting of Stockholders (the “2013 Proxy Statement”), filed with the SEC on April 1, 2013, or the Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 6, 2013 (the “Form 10-K”). To the extent holdings of the Company’s securities have changed since the amounts printed in the 2013 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

STOCKHOLDERS ARE URGED TO READ THE 2014 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), 2013 PROXY STATEMENT, FORM 10-K AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to obtain, free of charge, copies of the 2014 Proxy Statement (when filed), 2013 Proxy Statement, Form 10-K and any other documents (including the WHITE proxy card) filed or to be filed by the Company with the SEC in connection with the 2014 Annual Meeting at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://www.stewart.com) or by writing to Stewart Information Services Corporation, Attention: Investor Relations, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056.

CONTACTS

INVESTORS: Ted C. Jones (713) 625-8014 ted@stewart.com	MEDIA: Eric Brielmann, Scott Bisang Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

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